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Exhibit 5.2

February 21, 2012

Board of Directors

Capstead Mortgage Corporation

8401 North Central Expressway – Suite 800

Dallas, TX 75225

Ladies and Gentlemen:

We are acting as counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (SEC Registration No. 33-            ) relating to the proposed public offering of one or more series of the following securities of the Company: (i) unsecured debt securities (the “Debt Securities”), (ii) shares of preferred stock (the “Preferred Stock”), (iii) shares of common stock, par value $.01 per share (the “Common Stock”), and (iv) warrants to purchase Debt Securities the “Debt Warrants”), (v) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”), (vi) warrants to purchase Common Stock (the “Common Stock Warrants” and, together with the Debt Securities, Preferred Stock, Common Stock, Debt Warrants, and the Preferred Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all of the documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount, and terms of any Securities of the Company, to be offered from time to time, will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and the Maryland General

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Chicago Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Capstead Mortgage Corporation	February 21, 2012

Corporation Law in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture between the Company and a financial institution identified therein as trustee, in a form that will have been approved by appropriate Board Action; (iv) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (v) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent, (vi) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent, (vii) prior to any issuance of Preferred Stock appropriate articles supplementary will have been duly authorized and adopted by appropriate Board Action and filed with and accepted for recording by the Maryland State Department of Assessments and Taxation; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (vii) the Company will remain a Maryland corporation; and (viii) the Securities will not be issued in violation of the ownership limit contained in the Company’s charter.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended, including the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws (the “Maryland General Corporation Law”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) With respect to any Debt Securities (including any Debt Securities issued upon the exercise of Debt Warrants), upon (i) final Board Action authorizing execution and delivery of the applicable indenture, (ii) due execution and delivery of such indenture on behalf of the Company and the trustee named therein and (iii) final Board Action authorizing the issuance of a series of Debt Securities, the terms of which have been duly established in accordance with the provisions of the applicable indenture, the Debt Securities will have been duly authorized by the Company.

(b) The Preferred Stock (including any Preferred Stock that is issued upon the exercise of any Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon (i) final Board Action authorizing and establishing a series of the Preferred Stock in accordance with the terms of the Company’s charter, bylaws and applicable law, (ii) filing and acceptance for recording of appropriate articles supplementary with respect to such Preferred Stock, (iii) final Board Action authorizing issuance of such shares of Preferred Stock, and (iv) upon due execution and delivery on behalf of the Company of any certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and non-assessable.

Capstead Mortgage Corporation	February 21, 2012

(c) The Common Stock (including any Common Stock issued upon the exchange or conversion of Debt Securities or Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon (i) final Board Action authorizing issuance of such shares of Common Stock and (ii) upon due execution and delivery on behalf of the Company of any certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and non-assessable.

(d) The Debt Warrants, upon (i) final Board Action authorizing due execution and delivery of a debt warrant agreement, (ii) due execution and delivery of the debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and (iii) due authentication of the Debt Warrants by such warrant agent, and due execution and delivery of the Debt Warrants in accordance with the debt warrant agreement, will have been duly authorized by the Company.

(e) The Preferred Stock Warrants, upon (i) final Board Action authorizing due execution and delivery of a Preferred Stock warrant agreement, (ii) due execution and delivery of the Preferred Stock warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and (iii) due authentication of the Preferred Stock Warrants by such warrant agent, and due execution and delivery of the Preferred Stock Warrants in accordance with the Preferred Stock warrant agreement, will have been duly authorized by the Company.

(f) The Common Stock Warrants, upon (i) final Board Action authorizing due execution and delivery of a Common Stock warrant agreement, (ii) due execution and delivery of the Common Stock warrant agreement relating thereto on behalf of the Company and the warrant agent named therein, and (iii) due authentication of the Common Stock Warrants by such warrant agent, and due execution and delivery of the Common Stock Warrants in accordance with the Common Stock warrant agreement, will have been duly authorized by the Company.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. The foregoing notwithstanding, to the extent our opinion relates to matters of the Maryland General Corporation Law, Andrews Kurth LLP may rely on our opinion in rendering its opinion to the addressees of this opinion on the date hereof, provided that the full text of our opinion is made available to each recipient of the opinion letter of Andrews Kurth LLP, and it is explicitly stated in the opinion letter of Andrews Kurth LLP that our opinion speaks only as of the original date thereof, that we have not taken any steps to update, or to confirm the continuing accuracy of, our opinion, and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP